Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                XATA Corporation
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       Minnesota                                         41-1641815
(STATE OF INCORPORATION)                     (LR.S. EMPLOYER IDENTIFICATION NO.)


               151 East Cliff Road, Suite 10, Burnsville, MN 55337 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


           1991 Long-Term Incentive and Stock Option Plan, as amended
                            (FULL TITLE OF THE PLAN)


                             Robert M. Featherstone
                             Chief Financial Officer
                          151 East Cliff Road, Suite 10
                              Burnsville, MN 55337
                            Telephone: (612) 894-3680
                      (NAME, ADDRESS, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


------------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum        Proposed maximum
Title of securities to       Amount to be        offering price per      aggregate offering          Amount of
     be registered          registered (1)            share (2)              price (2)           registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par      225,000 shares             $5.3125             $1,195,312.50              $363.00
value)
------------------------------------------------------------------------------------------------------------------

         (1) Consists of an additional 225,000 shares reserved for awards and for issuance upon exercise of options that have been or may be granted under the 1991 Long-Term Incentive and Stock Option Plan (the "Plan"). The 650,000 shares previously reserved for issuance under the Plan were registered pursuant to Registration Statement 33-74148, effective January 18, 1994, Registration Statement 33-99222, effective April 5, 1995, and Registration Statement 333-3670 effective April 15, 1996. The Plan now has 875,000 shares reserved for issuance. All share amounts have been adjusted for a 1 for 3 reverse split of the Common Stock in September 1995. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares which may be offered or sold pursuant to the Plan as a result of the operation of the provisions of the Plan intended to prevent dilution in the event of stock splits, consolidations or similar changes in capital stock.

         (2) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and (h)(1), the price used is the mean of the high and low sale prices of the Common Stock on the Nasdaq National Market as of May 29, 1997.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive grants or awards under the 1991 Long-Term Incentive and Stock Option Plan, as amended (the "Plan"). That disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by XATA Corporation (the "Company") are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996.

                  (b) All other reports and documents filed by the Company under Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 since the filing of the most recent Annual Report on Form 10-KSB.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is currently authorized to issue 8,333,333 shares of Common Stock, par value $.01 per share. As of May 30, 1997, 4,392,734 shares were issued and outstanding, all of which are fully paid and nonassessable. Holders of the shares are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares. Holders of the shares are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. The holders of the shares do not have the right to cumulate their votes in the election of directors, and, accordingly, the holders of 50% of the voting, shares are able to elect all of the directors.

PREFERRED STOCK

         The Company is authorized to issue 333,333 shares of Preferred Stock. As of May 30, 1997, no shares of Preferred Stock have been issued. The Board of Directors may, without further action by the shareholders, from time to time, issue Preferred Stock in one or more series and determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, dividend rate, liquidation preference, conversion or exchange rights, redemption and sinking fund provisions, and the number of shares constituting and the designation of any such series. The issuance of Preferred Stock may, in some circumstances, deter or discourage takeover attempts and other changes in control of the Company, including takeovers and changes in control which some holders of the Common Stock may deem to be in their best interests and in the best interests of the Company, by making it more difficult for a person who has gained a substantial equity interest in the Company to obtain voting control or to exercise control effectively.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The financial statements incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-KSB have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The validity of the securities offered pursuant to this Registration Statement will be passed upon by Moss & Barnett, A Professional Association, counsel to the Issuer.

         There are no other "experts" referenced in this Registration Statement. Neither Moss & Barnett, A Professional Association, nor McGladrey & Pullen, LLP, has any interest which is required to be disclosed herein.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Section 4.7 of the Company's Articles of Incorporation and
Article V of the Company's Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification greater than that required by statute and purchase of insurance to meet the Company's indemnification obligation. The Company currently has no such insurance. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

         As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting, in an improper personal benefit to the director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

     EXHIBIT NO.     DESCRIPTION
        4.1          1991 Long-Term Incentive and Stock Option Plan, as amended on February 20, 1997 (the "Incentive Plan")
        4.2          May 23, 1997 Amendment to Sections 19 and 19A of the
                     Incentive Plan by the Board of Directors (subject to
                     shareholder ratification)
         5           Opinion of Counsel
        24.1         Consent of Independent Accountants
        24.2         Consent of Counsel (contained in Exhibit 5)

ITEM 9.  UNDERTAKINGS

         (a)      Rule 415 Offering

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on May 28, 1997.

                                           XATA CORPORATION


                                           By /s/ Dennis R. Johnson
                                              ---------------------------------
                                              Dennis R. Johnson, Its Chief
                                              Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               NAME                          TITLE                     DATE


 /s/ Dennis R. Johnson          Chief Executive Office (principal   May 28, 1997
-----------------------------   executive officer) and Director     ------------
Dennis R. Johnson


 /s/ Robert M. Featherstone     Chief Financial Officer (principal  May 28, 1997
-----------------------------   financial officer)                  ------------
Robert M. Featherstone


 /s/ William P. Flies           Secretary and Director              May 28, 1997
-----------------------------                                       ------------
William P. Flies


 /s/ Roger W. Kleppe            Director                            May 28, 1997
-----------------------------                                       ------------
Roger W. Kleppe


 /s/ Stephen A. Lawrence        Director                            May 28, 1997
-----------------------------                                       ------------
Stephen A. Lawrence


 /s/ Edward T. Michalek         Director                            May 28, 1997
-----------------------------                                       ------------
Edward T. Michalek



                                INDEX TO EXHIBITS
                                   TO FORM S-8


EXHIBIT NO.    DESCRIPTION

    4.1 1991 Long-Term Incentive and Stock Option Plan, as amended on February 20, 1997 (the "Incentive Plan")

    4.2 May 23, 1997 Amendment to Sections 19 and 19A of the Incentive Plan by the Board of Directors (subject to shareholder ratification)

     5         Opinion of Counsel

   24.1        Consent of Independent Accountants

   24.2        Consent of Counsel (contained in Exhibit 5)